EXHIBIT 99.1

Contacts:

Investors: +41 32 729 8303 ir@celgene.com

Media: +41 32 729 8304 media@celgene.com

CELGENE PROVIDES REGULATORY UPDATE

Application for new indication for REVLIMID® (lenalidomide) in newly-diagnosed and maintenance multiple myeloma has been withdrawn from CHMP; Plans to re-submit with more mature data

Pomalidomide NDA for patients with relapsed and refractory multiple myeloma accepted for standard review by U.S. FDA, PDUFA date set for Feb. 10, 2013; MAA for patients with relapsed and refractory multiple myeloma submitted to the EMA

2012 guidance and 2015 financial targets reaffirmed

Conference call to be held at 8:30 a.m. EDT, available by webcast

BOUDRY, Switzerland – (June 21, 2012) – Celgene International Sàrl, a subsidiary of Celgene Corporation (NASDAQ: CELG), is providing a regulatory update for REVLIMID (lenalidomide) and pomalidomide as treatments for multiple myeloma.

We have decided to withdraw the new indication submission to the Committee for Medicinal Products for Human Use (CHMP) for REVLIMID (lenalidomide), which was intended for the maintenance treatment of newly diagnosed multiple myeloma patients who have not progressed following initial treatment with melphalan, prednisone and REVLIMID (lenalidomide), or maintenance therapy following autologous stem cell transplantation.

In response to the CHMP’s request, we plan to re-submit with more mature data, which allows CHMP to conclude a clear benefit/risk ratio.

We are proceeding with submissions for REVLIMID (lenalidomide) in newly diagnosed multiple myeloma in Switzerland, Australia and other core markets. In the U.S., we are currently re-evaluating our REVLIMID (lenalidomide) newly diagnosed submission to FDA and anticipate submitting an application in 2013.

Our new drug application (NDA) for pomalidomide plus low-dose dexamethasone for patients with relapsed and refractory multiple myeloma was accepted for standard review by the FDA, with a Prescription Drug User Fee Act (PDUFA) date of Feb. 10, 2013.

We are seeking approval to market pomalidomide in combination with low-dose dexamethasone as a potential treatment for relapsed and refractory multiple myeloma patients who have received at least two prior therapies of established benefit, including both lenalidomide and bortezomib and have demonstrated disease progression on the last therapy. The NDA is based on data from a phase II study (MM-002) of pomalidomide. Results from this study were most recently presented at the 2012 American Society of Clinical Oncology annual meeting. Our international, randomized, placebo-controlled phase III study (MM-003), in relapsed and refractory multiple myeloma is anticipated to complete enrollment this July. Data are expected by the end of this year.

We have submitted a Marketing Authorisation Application (MAA) for pomalidomide in combination with dexamethasone to the EMA for the treatment of patients with relapsed and refractory multiple myeloma.

2012 Guidance and 2015 Financial Targets Reaffirmed

2012 Guidance

•	Non-GAAP Total Revenue is expected to be in a range of $5,400 to $5,600 million.

•	REVLIMID Net Product Sales is expected to be in a range of $3,750 to $3,850 million.

•	Non-GAAP diluted EPS is expected to be in a range of $4.70 to $4.80.

2015 Financial Targets

•	Non-GAAP Total Revenue is expected to be between $8,000 to $9,000 million.

•	Non-GAAP diluted EPS is expected to be between $8.00 to $9.00.

Conference Call and Webcast Information

Celgene will host a conference call to discuss the regulatory actions on Thursday, June 21, 2012, at 8:30 a.m. EDT. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon June 21, 2012, until midnight EDT June 28, 2012. To access the replay, in the U.S. dial 800-585-8367; international dial 404-537-3406; and participant passcode 69468804.

About REVLIMID®

REVLIMID is approved in combination with dexamethasone for the treatment of patients with multiple myeloma who have received at least one prior therapy in nearly 70 countries, encompassing Europe, the Americas, the Middle-East and Asia, and in combination with dexamethasone for the treatment of patients whose disease has progressed after one therapy in Australia and New Zealand.

REVLIMID is also approved in the United States, Canada, Switzerland, Australia, New Zealand and several Latin American countries, as well as Malaysia and Israel, for transfusion-dependent anaemia due to low- or intermediate-1-risk MDS associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities. Marketing Authorization Applications are currently being evaluated in a number of other countries.

Since 1998, Celgene continues to be a pioneer in creating environments in which patients can benefit from our disease-altering therapies safely. As a result, hundreds of thousands of patients worldwide have accessed the clinical benefits of our therapies through our performance-based risk management programs including, S.T.E.P.S.®, RevAssist® and RevMate®, which form the foundation of our commitment to patient safety.

U.S. Regulatory Information for Revlimid

REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma (MM) who have received at least one prior therapy.

REVLIMID® (lenalidomide) is indicated for the treatment of patients with transfusion-dependent anemia due to low- or intermediate-1–risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.

Important Safety Information

WARNING: FETAL RISK, HEMATOLOGIC TOXICITY, and DEEP VEIN THROMBOSIS AND PULMONARY EMBOLISM

Do not use REVLIMID during pregnancy. Lenalidomide, a thalidomide analogue, caused limb abnormalities in a developmental monkey study. Thalidomide is a known human teratogen that causes severe life-threatening human birth defects. If lenalidomide is used during pregnancy, it may cause birth defects or death to a developing baby. In women of childbearing potential, obtain 2 negative pregnancy tests before starting REVLIMID treatment. Women of childbearing potential must use 2 forms of contraception or continuously abstain from heterosexual sex during and for 4 weeks after REVLIMID treatment. To avoid fetal exposure to lenalidomide, REVLIMID is only available under a restricted distribution program called “RevAssist®.”

Information about the RevAssist program is available at www.REVLIMID.com or by calling the manufacturer’s toll-free number 1-888-423-5436.

HEMATOLOGIC TOXICITY (NEUTROPENIA AND THROMBOCYTOPENIA)

REVLIMID can cause significant neutropenia and thrombocytopenia. Eighty percent of patients with del 5q MDS had to have a dose delay/reduction during the major study. Thirty-four percent of patients had to have a second dose delay/reduction. Grade 3 or 4 hematologic toxicity was seen in 80% of patients enrolled in the study. Patients on therapy for del 5q MDS should have their complete blood counts monitored weekly for the first 8 weeks of therapy and at least monthly thereafter. Patients may require dose interruption and/or reduction. Patients may require use of blood product support and/or growth factors. (see DOSAGE and ADMINISTRATION)

DEEP VEIN THROMBOSIS AND PULMONARY EMBOLISM

REVLIMID has demonstrated a significantly increased risk of deep vein thrombosis (DVT) and pulmonary embolism (PE) in patients with MM who were treated with REVLIMID and dexamethasone therapy. Patients and physicians are advised to be observant for the signs and symptoms of thromboembolism. Patients should be instructed to seek medical care if they develop symptoms such as shortness of breath, chest pain, or arm or leg swelling. It is not known whether prophylactic anticoagulation or antiplatelet therapy prescribed in conjunction with REVLIMID may lessen the potential for venous thromboembolic events. The decision to take prophylactic measures should be done carefully after an assessment of an individual patient’s underlying risk factors.

CONTRAINDICATIONS:

Pregnancy Category X:

•

Lenalidomide is contraindicated in pregnant women and women capable of becoming pregnant. Females of childbearing potential may be treated with lenalidomide provided adequate precautions are taken to avoid pregnancy

Allergic Reactions:

•	REVLIMID is contraindicated in patients who have demonstrated hypersensitivity (e.g., angioedema, Stevens-Johnson syndrome, toxic epidermal necrolysis) to lenalidomide

WARNINGS AND PRECAUTIONS:

Fetal Risk:

•

REVLIMID is an analogue of thalidomide, a known human teratogen that causes life-threatening human birth defects. An embryofetal development study in non-human primates indicates that lenalidomide produced malformations in the offspring of female monkeys who received the drug during pregnancy, similar to birth defects observed in humans following exposure to thalidomide during pregnancy. If REVLIMID is used during pregnancy, it may cause birth defects or death to a developing baby

•

Effective contraception must be used by female patients of childbearing potential for at least 4 weeks before beginning REVLIMID therapy, during therapy, during dose interruptions and for 4 weeks following discontinuation of REVLIMID therapy

•

Male Patients: Clinical data has demonstrated the presence of lenalidomide in human semen. Male patients taking REVLIMID should not donate sperm. Males receiving REVLIMID must always use a latex condom during any sexual contact with females of childbearing potential, even if they have undergone a successful vasectomy

Reproductive Risk and Special Prescribing Requirements (RevAssist Program):

•

Because of this potential toxicity and to avoid fetal exposure, REVLIMID is only available under a special restricted distribution program called “RevAssist.” Prescribers and pharmacists registered with the program can prescribe and dispense the product to patients who are registered and meet all the conditions of the RevAssist program

Hematologic Toxicity—Multiple Myeloma:

•	REVLIMID can cause significant neutropenia and thrombocytopenia

•	Patients taking REVLIMID for MM should have their complete blood counts monitored every 2 weeks for the first 12 weeks and then monthly thereafter

•

In the pooled MM studies Grade 3 and 4 hematologic toxicities were more frequent in patients treated with the combination of REVLIMID and dexamethasone than in patients treated with dexamethasone alone

•	Patients may require dose interruption and/or dose reduction

Deep Vein Thrombosis and Pulmonary Embolism:

•

Venous thromboembolic events (predominantly deep venous thrombosis and pulmonary embolism) have occurred in patients with MM treated with lenalidomide combination therapy and patients with MDS treated with lenalidomide monotherapy

Allergic Reactions:

•

Angioedema and serious dermatologic reactions including Stevens-Johnson syndrome (SJS) and toxic epidermal necrolysis (TEN) have been reported. These events can be fatal. Patients with a prior history of Grade 4 rash associated with thalidomide treatment should not receive REVLIMID. REVLIMID interruption or discontinuation should be considered for Grade 2-3 skin rash. REVLIMID must be discontinued for angioedema, Grade 4 rash, exfoliative or bullous rash, or if SJS or TEN is suspected, and should not be resumed following discontinuation for these reactions

•	REVLIMID capsules contain lactose. Risk-benefit of REVLIMID treatment should be evaluated in patients with lactose intolerance

Tumor Lysis Syndrome:

•

Fatal instances of tumor lysis syndrome have been reported during treatment with lenalidomide. The patients at risk of tumor lysis syndrome are those with high tumor burden prior to treatment. These patients should be monitored closely and appropriate precautions taken

Tumor Flare Reaction:

•

Tumor flare reaction has occurred during investigational use of lenalidomide for chronic lymphocytic leukemia (CLL) and lymphoma, and is characterized by tender lymph node swelling, low grade fever, pain and rash. Treatment of CLL or lymphoma with lenalidomide outside of a well-monitored clinical trial is discouraged

Hepatotoxicity:

•

Cases of transient liver laboratory abnormalities (predominantly transaminases) were reported in patients treated with lenalidomide. Treatment with lenalidomide should be interrupted and restarted once the levels return to baseline. Successful re-challenge without recurrence of liver laboratory elevation was reported in some patients

Second Primary Malignancies

•

Patients with MM treated with lenalidomide in studies including melphalan and stem cell transplantation had a higher incidence of second primary malignancies, particularly acute myelogenous leukemia (AML) and Hodgkin lymphoma, compared to patients in the control arms who received similar therapy but did not receive lenalidomide. Monitor patients for the development of second malignancies. Take into account both the potential benefit of lenalidomide and the risk of second primary malignancies when considering treatment with lenalidomide

DRUG INTERACTIONS:

•

Periodic monitoring of digoxin plasma levels, in accordance with clinical judgment and based on standard clinical practice in patients receiving this medication, is recommended during administration of REVLIMID

•	It is not known whether there is an interaction between dexamethasone and warfarin. Close monitoring of PT and INR is recommended in MM patients taking concomitant warfarin

•

Erythropoietic agents, or other agents, that may increase the risk of thrombosis, such as estrogen containing therapies, should be used with caution in MM patients receiving lenalidomide with dexamethasone

USE IN SPECIFIC POPULATIONS:

Nursing Mothers:

•	It is not known whether REVLIMID is excreted in human milk

•	Because of the potential for adverse reactions in nursing infants, a decision should be made whether to discontinue nursing or the drug, taking into account the importance of the drug to the mother

Geriatric Use:

•	Since elderly patients are more likely to have decreased renal function, care should be taken in dose selection. Monitor renal function

Renal Impairment:

•

Since REVLIMID is primarily excreted unchanged by the kidney, adjustments to the starting dose of REVLIMID are recommended to provide appropriate drug exposure in patients with moderate (CLcr 30-60 mL/min) or severe renal impairment (CLcr < 30 mL/min) and in patients on dialysis

ADVERSE REACTIONS:

Multiple Myeloma

•

In the REVLIMID/dexamethasone treatment group, 269 patients (76%) underwent at least one dose interruption with or without a dose reduction of REVLIMID compared to 199 patients (57%) in the placebo/dexamethasone treatment group

•

Of these patients who had one dose interruption with or without a dose reduction, 50% in the REVLIMID/dexamethasone treatment group underwent at least one additional dose interruption with or without a dose reduction compared to 21% in the placebo/dexamethasone treatment group

•	Most adverse events and Grade 3/4 adverse events were more frequent in MM patients who received the combination of REVLIMID/dexamethasone compared to placebo/dexamethasone

•

Adverse reactions reported in >15% of MM patients (REVLIMID/dexamethasone vs dexamethasone/placebo): fatigue (44% vs 42%), neutropenia (42% vs 6%), constipation (41% vs 21%), diarrhea (39% vs 27%), muscle cramp (33% vs 21%), anemia (31% vs 24%), pyrexia (28% vs 23%), peripheral edema (26% vs 21%), nausea (26% vs 21%), back pain (26% vs 19%), upper respiratory tract infection (25% vs 16%), dyspnea (24% vs 17%), dizziness (23% vs 17%), thrombocytopenia (22% vs 11%), rash (21% vs 9%), tremor (21% vs 7%), weight decreased (20% vs 15%), nasopharyngitis (18% vs 9%), blurred vision (17% vs 11%), anorexia (16% vs 10%), and dysgeusia (15% vs 10%)

Myelodysplastic Syndromes

•	Thrombocytopenia (61.5%; 91/148) and neutropenia (58.8%; 87/148) were the most frequently reported adverse events observed in the del 5q MDS population

•

Other adverse events reported in >15% of del 5q MDS patients (REVLIMID): diarrhea (49%), pruritus (42%), rash (36%), fatigue (31%), constipation (24%), nausea (24%), nasopharyngitis (23%), arthralgia (22%), pyrexia (21%), back pain (21%), peripheral edema (20%), cough (20%), dizziness (20%), headache (20%), muscle cramp (18%), dyspnea (17%), pharyngitis (16%), epistaxis (15%), asthenia (15%), upper respiratory tract infection (15%)

DOSAGE AND ADMINISTRATION:

•

Treatment is continued or modified based upon clinical and laboratory findings. Dosing modifications are recommended to manage Grade 3 or 4 neutropenia or thrombocytopenia or other Grade 3 or 4 toxicity judged to be related to REVLIMID

•	For other Grade 3 or 4 toxicities judged to be related to REVLIMID, hold treatment and restart at next lower dose level when toxicity has resolved to <Grade 2

Please see full Prescribing Information, including Boxed WARNINGS, CONTRAINDICATIONS, WARNINGS AND PRECAUTIONS, and ADVERSE REACTIONS

About Pomalidomide

Pomalidomide is an IMiDs(R) compound. Pomalidomide and other IMiDs continue to be evaluated in over 100 clinical trials. The IMiDs pipeline is covered by a comprehensive intellectual property estate of issued and pending patent applications in the US, EU and other regions.

About Multiple Myeloma

Multiple myeloma (also known as myeloma or plasma cell myeloma) is a cancer of the blood in which malignant plasma cells are overproduced in the bone marrow. Plasma cells are white blood cells that help produce antibodies called immunoglobulins that fight infection and disease. However, most patients with multiple myeloma have cells that produce a form of immunoglobulin called paraprotein (or M protein) that does not benefit the body. In addition, the malignant plasma cells replace normal plasma cells and other white blood cells important to the immune system. Multiple myeloma cells can also attach to other tissues of the body, such as bone, and produce tumors. The cause of the disease remains unknown.

About Celgene International Sàrl

Celgene International Sàrl, located in Boudry, in the Canton of Neuchâtel, Switzerland, is a wholly owned subsidiary and international headquarters of Celgene Corporation. Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,”

“believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains non-GAAP financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to non-GAAP Net Income for explanations of the amounts excluded and included to arrive at non-GAAP net income and non-GAAP earnings per share amounts.

# # #

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2012 Projected GAAP to Non-GAAP Net Income

(In thousands, except per share data)

	Range
	Low	High
Projected net income - GAAP	$1,566,000	$1,631,000

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	11,000	10,000

Research and development:
Share-based compensation expense	121,000	109,000
IPR&D impairment	22,000	22,000
Upfront payment	65,000	65,000

Selling, general and administrative:
Share-based compensation expense	118,000	107,000

Amortization of acquired intangible assets	199,000	199,000

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration	103,000	103,000
Acquisition and restructuring costs	2,000	1,000
Net income tax adjustments	(115,000)	(111,000)

Projected net income - non-GAAP	$2,092,000	$2,136,000

Projected net income per diluted common share - GAAP	$3.52	$3.67

Projected net income per diluted common share - non-GAAP	$4.70	$4.80

Projected weighted average diluted shares	445,000	445,000